Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

CORTEX REPORTS SECOND QUARTER OPERATING RESULTS

IRVINE, CA (Aug 14, 2009) — Cortex Pharmaceuticals, Inc. (NYSE Amex (COR)) reported a net loss applicable to common stock of $2,778,000, or $0.06 per share for the quarter ended June 30, 2009 compared with a net loss applicable to common stock of $3,947,000, or $0.08 per share for the corresponding prior year period. Non-cash stock-based compensation charges for the quarters ended June 30, 2009 and 2008 totaled approximately $103,000 and $339,000, respectively.

For the six months ended June 30, 2009, Cortex reported a net loss applicable to common stock of $5,946,000, or $0.12 per share compared to a net loss applicable to common stock of $8,318,000, or $0.17 per share for the corresponding prior year period. Non cash stock-based compensation charges for the six months ended June 30, 2009 and 2008 were approximately $256,000 and $746,000, respectively.

Operating results primarily reflect preclinical development expenses incurred in the prior year periods for AMPAKINE® CX1739. As previously reported, earlier in 2009 Cortex completed Phase I clinical testing of the compound in the U.K, in which CX1739 was well tolerated and exhibited linear exposure with increasing doses. Cortex is now conducting a small, proof-of-concept clinical study with CX1739 in the U.K. in patients with moderate-to-severe sleep apnea. This study is expected to complete during late summer 2009.

The net loss applicable to common stock for the three months and six months ended June 30, 2009 includes non-cash charges of approximately $832,000, or $0.02 per basic and diluted share, related to the beneficial conversion feature of preferred stock issued in April 2009. The 0% Series E Convertible Preferred Stock was issued in a registered direct offering to a single investor for gross proceeds of $1,475,000.

For the six months ended June 30, 2009, the net loss applicable to common stockholders also included savings resulting from the reduction in force in mid-March, along with the savings from decreased salaries for the company’s executive officers that were implemented shortly thereafter. With these actions, Cortex reduced its spending requirements to allocate more of its resources to its clinical programs, including intravenous CX717 and oral CX1739.

During 2008, Cortex announced results from two pilot studies completed with an oral formulation of AMPAKINE CX717, which demonstrated that CX717 prevented the onset of respiratory depression in humans without interfering with the pain-relieving properties of the opiate.

Cortex continues its on-going discussions related to other strategic alternatives, including licensing, partnering and M&A opportunities. There can be no assurance that a transaction will be finalized from these discussions. As earlier reported, in July 2009, Cortex completed a private placement of its newly designated preferred stock, which provided $2,000,000 of proceeds to the company, before related expenses. Cortex believes that this funding will support its financial requirements late into the fourth quarter of 2009.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and brain-mediated breathing disorders. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE® compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company may not generate sufficient cash from operations and from external financing to continue as a going concern; that the Company may not be successful in securing any licensing, partnering or M&A arrangements; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies; and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$—	$—

Operating expenses (A):
Research and development	1,048	3,132	3,163	6,554
General and administrative	900	944	1,968	2,081

Total operating expenses	1,948	4,076	5,131	8,635

Loss from operations	(1,948)	(4,076)	(5,131)	(8,635)
Interest income, net	2	129	17	317

Net loss	$(1,946)	$(3,947)	$(5,114)	$(8,318)

Accretion of beneficial conversion feature related to 0% Series E Convertible Preferred Stock	$(832)	$—	$(832)	$—

Net loss applicable to common stock	$(2,778)	$(3,947)	$(5,946)	$(8,318)

Loss per share:
Basic and diluted	$(0.06)	$(0.08)	$(0.12)	$(0.17)

Shares used in computing per share amounts
Basic and diluted	49,604	47,559	48,615	47,551

(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$54	$214	$138	$484
General and administrative	49	125	118	262

	$103	$339	$256	$746

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets:
Cash and cash equivalents	$888	$1,431
Marketable securities	143	2,710
Other current assets	143	155

	1,174	4,296

Furniture, equipment and leasehold improvements, net	709	809
Other	47	47

Total assets	$1,930	$5,152

Liabilities and Stockholders’ Equity (Deficit):
Accounts payable and accrued expenses	$2,141	$1,755
Deferred rent	2	—
Stockholders’ equity (deficit)	(213)	3,397

Total liabilities and stockholders’ equity (deficit)	$1,930	$5,152

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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